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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Engage, Inc.:

     We consent to incorporation by reference in the registration statements No. 333-83245, No. 333-93151, No. 333-93153, No. 333-32202, No. 333-93153 and No.
333-53752 on Form S-8 of Engage, Inc. of our report dated September 24, 2001, except for Note 22, which is as of October 4, 2001 relating to the consolidated balance sheets of Engage, Inc. and subsidiaries as of July 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2001, and of our report dated September 24, 2001, relating to the consolidated financial statement schedule, which reports appear in the July 31, 2001 annual report on Form 10-K of Engage, Inc.



Boston, Massachusetts
October 29, 2001